Exhibit 99.1

PC Connection, Inc. Reports Second Quarter Results

SECOND QUARTER SUMMARY:

  Diluted earnings per share: $0.33 per share, up 18% year over year
  Net sales: $542.6 million, up 6% year over year
  Gross profit: 13.2% of net sales, up $5 million, or 7% y/y
  Cash balance increased to $63.4 million, from $4.6 million at 12/31/2011

MERRIMACK, N.H.--(BUSINESS WIRE)--August 2, 2012--PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended June 30, 2012. Net sales for the three months ended June 30, 2012 were $542.6 million, a year-over-year increase of $30.0 million or 5.9%. Net income for the quarter was $8.8 million, or $0.33 per share, compared to net income of $7.5 million, or $0.28 per share, for the corresponding prior year quarter.

Net sales for the six months ended June 30, 2012 were $1,041.3 million, an increase of $66.8 million or 6.9%, compared to $974.5 million for the six months ended June 30, 2011. Net income for the six months ended June 30, 2012 was $14.3 million, or $0.54 per share, compared to net income of $12.0 million, or $0.44 per share, for the six months ended June 30, 2011. Earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $59.6 million for the twelve months ended June 30, 2012, as compared to $52.8 million for the twelve months ended June 30, 2011.

During the first quarter of 2012, we combined our consumer and small office/home office (“SOHO”) sales company with our small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2011 revenues and gross margins for the SMB segment have been restated to include consumer and SOHO sales.

Quarterly Sales by Segment:

  Net sales for the SMB business segment were $229.6 million in the second quarter of 2012. Sales to small and medium businesses increased by 3.5% year over year, however, when combined with lower consumer and SOHO sales, overall sales for this segment decreased by 1.1%.
  Net sales for the Large Account segment increased by 22.5% to $197.0 million compared to net sales in the second quarter of 2011. Sales for this segment increased from both new and existing customers.
  Net sales to government and education customers (Public Sector segment) decreased year over year by 3.1% to $116.0 million. Sales to state and local government and educational institutions were relatively unchanged compared to last year, while sales to the federal government decreased by $4.0 million year over year.

Quarterly Sales by Product Mix:

  Notebook sales, the Company’s largest product category, increased by 12% year over year and accounted for 19% of net sales in the second quarter of 2012 compared to 18% of net sales in the prior year quarter. Higher unit sales led to the growth in this product category as average selling prices were generally unchanged.
  Software sales increased by 11%, accounting for 16% of net sales in the second quarter of 2012, compared to 15% in the prior year quarter. Software sales increased in both the Large Account and SMB segments.
  Desktop/server sales increased slightly year over year, accounting for 15% of net sales in the second quarter of 2012 compared to 16% of net sales in the prior year quarter. Desktop sales grew primarily as a result of increased unit sales in our Large Account segment, as ASPs decreased by single digits on a rate basis.
  Net/Com products continued to grow with an increase of 5% year over year, accounting for 10% of net sales in the second quarter of 2012 and 2011. Growth in this category was driven by a 19% year-over-year increase in Net/Com product sales in our Large Account segment.

Overall gross profit dollars for the quarter increased by $4.7 million, or 7%, compared to the second quarter of 2011. Consolidated gross margin, as a percentage of net sales, increased year over year by 14 basis points to 13.2% in the second quarter of 2012. Increased utilization of deal registrations and data analytic software, as well as increased sales of higher margin products and services, contributed to the margin increase. SMB and Public Sector increased their gross margin compared to the prior year quarter, while Large Account experienced a decline.

Total selling, general and administrative expenses for the quarter increased year over year by $2.4 million, or 4.5%, but improved as a percentage of net sales from 10.6% for the second quarter of 2011 to 10.5% for the second quarter of 2012. The percentage decrease was primarily due to leveraging fixed costs over a larger sales base. In the latter half of 2012, the Company is scheduled to implement a Master Data Management system which concludes the first phase of a comprehensive initiative to improve our internal IT infrastructure. Depreciation expense for this asset is expected to add approximately $2.0 million in SG&A expenses in 2013 which may increase our SG&A rates.

The Company generated significant positive cash flow in the six months ended June 30, 2012. Total cash was $63.4 million compared to $4.6 million at December 31, 2011. In addition, there were no amounts outstanding on the Company’s line of credit at June 30, 2012, compared to $5.3 million outstanding at December 31, 2011. Days sales outstanding were 41 days at June 30, 2012, and inventory turns improved to 28 times as of June 30, 2012.

“I am pleased with our solid second quarter results and the continued improvement in gross margin and operating income,” said Timothy McGrath, President and Chief Executive Officer. “The macro-economic environment continues to be a challenge, which includes constrained government spending. However, we believe that our strong team and core business strategies position us well for future success.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Itasca, IL, respectively. All four companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves the consumer and small office users under its PC Connection Express brand (888-800-0323) at www.pcconnectionexpress.com and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel, ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and hosting of lifecycle services.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011. More specifically, the statements in this release concerning the Company’s outlook for gross margin and selling, general, and administrative expenses in 2012 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, improve gross margins, increase market share, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to integrate the operations of ValCom Technology, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2012		2011
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		% of		% of	%
		Net Sales		Net Sales	Change

Operating Data:
Net sales	$542,569		$512,561		6%
Diluted earnings per share	$0.33		$0.28		18%

Gross margin	13.2%		13.0%
Operating margin	2.7%		2.4%
Return on equity (1)	12.6%		11.3%

Orders entered (2)	321,100		340,600		(6%)
Average order size (2)	$2,129		$1,883		13%

Inventory turns (1)	28		25
Days sales outstanding	41		41

Product Mix:
Notebook	$105,342	19%	$94,350	18%	12%
Software	84,839	16	76,254	15	11%
Desktop/Server	82,424	15	81,494	16	1%
Net/Com Product	52,361	10	50,089	10	5%
Video, Imaging and Sound	49,764	9	52,326	10	(5%)
Storage	38,659	7	35,720	7	8%
Printer and Printer Supplies	37,143	7	37,557	7	(1%)
Memory and System Enhancement	14,985	3	18,713	4	(20%)
Accessory/Other	77,052	14	66,058	13	17%
Total Net Sales	$542,569	100%	$512,561	100%	6%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$193,135	36%	$184,279	36%	5%

Stock Performance Indicators:
Actual shares outstanding	26,352		26,541
Total book value per share	$10.92		$10.13
Tangible book value per share	$8.80		$7.99
Closing price	$10.62		$8.28
Market capitalization	$279,858		$219,759
Trailing price/earnings ratio	9.1		8.0
LTM Adjusted EBITDA (3)	$59,607		$52,810
Market capitalization/LTM Adjusted EBITDA	4.7		4.2

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2012		2011
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$229,619	15.5%	$232,117	14.8%
Large Account	196,947	11.6	160,717	12.0
Public Sector	116,003	11.3	119,727	11.1
Total	$542,569	13.2%	$512,561	13.0%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended June 30,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$542,569	100.0%	$512,561	100.0%
Cost of sales	470,998	86.8	445,667	87.0
Gross profit	71,571	13.2	66,894	13.0

Selling, general and administrative expenses	56,903	10.5	54,477	10.6
Income from operations	14,668	2.7	12,417	2.4

Interest expense	(64)	-	(87)	-
Other, net	(29)	-	32	-
Income tax provision	(5,749)	(1.1)	(4,882)	(0.9)
Net income	$8,826	1.6%	$7,480	1.5%

Earnings per common share:
Basic	$0.33		$0.28
Diluted	$0.33		$0.28

Weighted average common shares outstanding:
Basic	26,403		26,852
Diluted	26,519		26,923

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Six Months Ended June 30,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,041,332	100.0%	$974,487	100.0%
Cost of sales	903,150	86.7	848,774	87.1
Gross profit	138,182	13.3	125,713	12.9

Selling, general and administrative expenses	113,353	10.9	105,767	10.9
Special charges	1,135	0.1	-	-
Income from operations	23,694	2.3	19,946	2.0

Interest expense	(64)	-	(128)	-
Other, net	17	-	97	-
Income tax provision	(9,346)	(0.9)	(7,941)	(0.8)
Net income	$14,301	1.4%	$11,974	1.2%

Earnings per common share:
Basic	$0.54		$0.45
Diluted	$0.54		$0.44

Weighted average common shares outstanding:
Basic	26,421		26,877
Diluted	26,554		26,959

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Six Months Ended June 30,	2012	2011
(provided for comparison of our operating results without special charges, amounts in thousands)

GAAP net income	$14,301	$11,974
Special charges (after tax)	681	-
Pro forma net income	$14,982	$11,974

Pro forma diluted earnings per common share	$0.56	$0.44

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended June 30,			Twelve Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net income	$8,826	$7,480		$31,114	$27,478
Depreciation and amortization	1,623	1,545		6,243	5,427
Income tax expense	5,749	4,882		20,049	18,253
Interest expense, net	64	87		305	424
EBITDA	16,262	13,994		57,711	51,582
Stock-based compensation	172	235		1,603	1,228
Other special charges	-	-		293	-
Adjusted EBITDA	$16,434	$14,229	15%	$59,607	$52,810	13%

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2012	2011
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$63,424	$4,615
Accounts receivable, net	253,734	295,188
Inventories	74,921	77,437
Prepaid expenses and other current assets	4,655	4,713
Deferred income taxes	3,398	4,436
Income taxes receivable	2,479	1,927
Total current assets	402,611	388,316
Property and equipment, net	24,902	22,570
Goodwill	51,276	51,276
Other intangibles, net	4,697	5,205
Other assets	708	652
Total Assets	$484,194	$468,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate	$1,026	$971
Borrowings under bank line of credit	-	5,267
Accounts payable	138,199	130,900
Accrued expenses and other liabilities	31,222	30,902
Accrued payroll	12,649	12,964
Total current liabilities	183,096	181,004
Deferred income taxes	9,877	9,026
Other liabilities	3,017	3,471
Capital lease obligation to affiliate, less current maturities	462	989
Total Liabilities	196,452	194,490
Stockholders’ Equity:
Common stock	277	276
Additional paid-in capital	100,716	99,957
Retained earnings	196,575	182,274
Treasury stock at cost	(9,826)	(8,978)
Total Stockholders’ Equity	287,742	273,529
Total Liabilities and Stockholders’ Equity	$484,194	$468,019

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30,	2012	2011
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$14,301	$11,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,181	2,889
Provision for doubtful accounts	690	1,119
Deferred income taxes	1,889	1,077
Stock-based compensation expense	1,219	441
Loss on disposal of fixed assets	85	13
Income tax benefit (deficiency) from stock-based compensation	41	(6)
Excess tax benefit from exercise of stock options	(5)	-
Fair value adjustment to contingent consideration	(30)	(20)

Changes in assets and liabilities:
Accounts receivable	40,764	(884)
Inventories	2,516	(845)
Prepaid expenses and other current assets	(494)	(680)
Other non-current assets	(56)	(165)
Accounts payable	7,385	18,925
Accrued expenses and other liabilities	541	(962)
Net cash provided by operating activities	72,027	32,876

Cash Flows from Investing Activities:
Purchases of property and equipment	(5,180)	(6,120)
Proceeds from sale of equipment	4	-
Acquisition of ValCom Technology, net of cash acquired	-	(4,745)
Purchase of intangible asset	-	(450)
Net cash used for investing activities	(5,176)	(11,315)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	(12,471)	-
Proceeds from short-term borrowings	7,204	-
Purchase of treasury shares	(1,466)	(1,477)
Payment of contingent consideration	(960)	-
Payment of payroll taxes on stock-based compensation through shares withheld	(308)	(57)
Repayment of capital lease obligation to affiliate	(472)	(423)
Issuance of stock under Employee Stock Purchase Plan	260	183
Exercise of stock options	166	131
Excess tax benefit from exercise of stock options	5	-
Net cash used for financing activities	(8,042)	(1,643)
Increase in cash and cash equivalents	58,809	19,918
Cash and cash equivalents, beginning of period	4,615	35,374
Cash and cash equivalents, end of period	$63,424	$55,292

Non-cash Investing and Financing Activities:
Issuance of nonvested stock from treasury	$926	$183
Accrued capital expenditures	344	454
Contingent consideration recorded in accrued expenses and other liabilities	-	1,900

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, CFO and Treasurer